Exhibit 99.1

Interpace Biosciences Announces New $8 Million Term Loan with BroadOak Capital Partners and Repayment of Private Equity Loans

PARSIPPANY, NJ, November 2, 2021 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced that it, along with its subsidiaries, has entered into a new $8 million term loan with BroadOak Fund V, L.P. (“BroadOak”) (the “BroadOak Loan”). The proceeds of the BroadOak Loan were used primarily to repay principal and interest on the $7.5 million short-term promissory notes due to the Company’s two private equity stockholders, Ampersand 2018 Limited Partnership (“Ampersand”) and 1315 Capital II, L.P. (“1315 Capital”). The BroadOak Loan was designed to extend the Company’s debt structure and increase operating flexibility. In combination with the recently announced $7.5 million revolving credit facility with Comerica Bank, the Company believes it has significantly improved its liquidity without equity dilution to shareholders.

Thomas Burnell, CEO of Interpace, commented: “We are extremely pleased that BroadOak, an investment and investment banking firm specializing in life sciences, has recognized the Company’s value and prospects and has shown confidence in the Company’s business growth strategy. We are most grateful to Ampersand and 1315 Capital, our two largest stockholders, for their continued support of the Company demonstrated by their willingness to provide short-term bridge financing.”

Bill Snider, Partner of BroadOak, added: “We are very excited to partner with Interpace and recognize the Company’s continued turnaround efforts and path towards profitability. We are delighted to extend the short-term financing previously provided to the Company by Ampersand and 1315 Capital.”

The BroadOak Loan has a maturity of three years. The BroadOak Loan is secured by a security interest in substantially all of Interpace’s and its subsidiaries’ assets and is subordinate to the Company’s recently established $7.5 million revolving credit facility with Comerica Bank. The BroadOak Loan has additional terms which will be outlined in the Company’s Form 8-K when filed.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA, a “molecular only” version of PancraGEN® that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a CEP whereby the Company gathers information from physicians using BarreGEN® to assist it in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advances personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, while also improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

About BroadOak Capital Partners

BroadOak Capital Partners is a life sciences focused, boutique financial institution that provides direct investment and investment banking services to companies in the research tools and consumables, diagnostics, and biopharma services sectors. BroadOak has led or participated in investments in more than 50 companies across multiple funds and investment vehicles. For more information visit www.broadoak.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements including, but not limited to, the adverse impact of the COVID-19 pandemic on the Company’s operations and revenues, the substantial doubt about the Company’s ability to continue as a going concern, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business, the Company’s ability to repay borrowings under its $7.5 million credit facility with Comerica Bank and its $8 million term loan with BroadOak; the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect, and the Company’s ability to remediate material weaknesses in internal controls. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com